Exhibit 10.26

CONFIDENTIAL

MASTER DEVELOPMENT AGREEMENT

This Master Development Agreement (“Agreement”) is entered into as of February 24, 2003 and is effective as of October 7, 2002 (“Effective Date”) by and between PalmSource, Inc., a Delaware corporation with a principal place of business at 1240 Crossman Avenue, Sunnyvale, CA 94089 (“PalmSource”) and Sony Corporation, a Japanese corporation with its principal place of business at 6-7-35 Kitashinagawa Shinagawa, Tokyo, Japan (“Sony”).

RECITALS:

A. Sony is in the business of designing, developing, manufacturing and marketing handheld computing products.

B. PalmSource is in the business of designing, developing, manufacturing and marketing operating systems for handheld and/or mobile computing devices;

C. Effective as of November 12, 1999, Palm, Inc. (predecessor to PalmSource) and Sony entered into a Software License Agreement, as amended (“License Agreement”) with regard to Sony’s developing, manufacturing and marketing handheld computing products incorporating specified PalmSource software and technology related to the Palm operating system platform;

D. Effective October 7, 2002, Sony and PalmSource entered into a Business Collaboration Agreement (“Business Collaboration Agreement”) under which the parties agreed to share certain information regarding ongoing product and development plans and to enter into mutually agreed co-development projects for new versions of the Palm OS, subject to a definitive written co-development agreement to be mutually agreed by the parties prior to commencement of the respective project.

E. Effective October 7, 2002, Sony and PalmSource entered into Amendment No. 6 to the License Agreement (“Amendment No. 6”), which included, among other things, terms and conditions regarding Sony’s use of certain development source code to support co-development efforts under the Business Collaboration Agreement, and PalmSource’s ownership and license rights for co-developed software and other modifications to such source code. It is understood that all references to the “License Agreement” include the amendments set forth in Amendment No. 6 and all other executed amendments to the License Agreement.

F. As contemplated by the Business Collaboration Agreement, PalmSource desires to contract with Sony for the performance of certain co-development projects in support of PalmSource’s development of new versions of the Palm OS, under the terms and conditions set forth herein. This Agreement is effective as of October 7, 2002 and applies retroactively to co-development activities of the parties relating to the Project(s) (as defined below) that may have been commenced prior to the date of execution.

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NOW, THEREFORE, the parties agree as follows:

AGREEMENT:

1. DEFINITIONS. As used herein, the following capitalized terms shall have the meanings set forth below. Except as otherwise set forth in this Agreement, capitalized terms used in this Agreement shall have the same definitions as set forth in the License Agreement.

1.1 “Co-Developed OS Software” shall mean any and all code, programs and other materials developed for or used in the new version of the Palm OS code-named “Sahara” or in any other new version of the Palm Software for which the parties undertake co-development activities under this Agreement and/or the Business Collaboration Agreement.

1.2 “Deliverables” means the deliverables set forth in the Statement of Work, and any other code, programs or materials developed by Sony under this Agreement, including all documentation therefore. “Deliverables” shall be deemed to include, without limitation, all Licensee Modifications relating to the Development Code and all code, programs and other materials developed by Sony using “Live Access” or “Restricted Access” to PalmSource’s Source Code Tree or which are otherwise delivered by Sony or deposited by Sony in PalmSource’s Source Code Tree. “Deliverables” does not include Licensee Add-On Modules and Licensee Replacement Fragments which are not delivered to PalmSource or deposited in PalmSource’s Source Code Tree.

1.3 “Development Code” shall have the meaning ascribed thereto in Section 1.43 of the License Agreement.

1.4 “Licensee Modifications” shall have the meaning ascribed thereto in Section 9.5 of the License Agreement.

1.5 “Licensee Add-On Module” shall have the meaning ascribed thereto in Section 1.37 of the License Agreement.

1.6 “Licensee Replacement Fragment” shall have the meaning ascribed thereto in Section 1.40 of the License Agreement.

1.7 “Licensee Related Works” shall have the meaning ascribed thereto in Section 1.42 of the License Agreement.

1.8 “OS Development” shall have the meaning ascribed thereto in Section 1.41 of the License Agreement.

1.9 “Statement of Work” means the statement of work attached hereto as Attachment 1.

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2. DEVELOPMENT OF THE PRODUCT.

2.1 Obligations of the Parties.

2.1.1 Sony Obligations. Sony will use good faith efforts to allocate engineering resources on a priority basis. Sony will design, develop, document, test and deliver the Deliverables in accordance with the schedule of project milestones (the “Milestones”) set forth in the Statement of Work (collectively the “Project”). Sony will use reasonable efforts to comply with the Guidelines for development set forth in the Statement of Work. Sony agrees to assist PalmSource by providing compatibility tests and documentation for Deliverables or other features or functions newly added by Sony, as reasonably requested by PalmSource, and to meet PalmSource’s then current requirements for dependencies related to dates, quality, and other specifics that may influence the widespread distribution of compatibility guidelines, tests, and metrics for the benefit of PalmSource’s business. In the event the parties desire to engage in any Project(s) other than the Project set forth in this Agreement, the parties may execute a Statement(s) of Work for any such other Project(s) and attach such Statement(s) of Work 1-a, 1-b, and 1-c as Attachments 1-a, 1-b, 1-c etc.

2.1.2 PalmSource Obligations. PalmSource will use good faith efforts to allocate engineering resources on a priority basis. PalmSource shall make the Development Code listed in the attached Statement of Work available to Sony in accordance with the provisions of Appendix A of the License Agreement (Source Code Management and Access Policies and Procedures), Sony’s access to, and use of, the Development Code shall be subject to the applicable terms and conditions of the License Agreement as they relate to Development Code. The applicable terms and conditions of the License Agreement are as follows, each of which is hereby incorporated herein by reference: 2.4 (No Right to Sublicense or Use Contract Manufacturers); 2.7 (No Other Licenses); 2.8 (Limitations on Scope of Agreement); 2.9 (Source Code) as it relates to Development Code, including without limitation 2.9(h) (Inspection Rights); the limitations on third party code under Section 3 (Delivery); Section 9 (Proprietary Rights) as further described in Section 3 of this Agreement; 10.4 (Source Code Warranty Disclaimer); 12 (Confidentiality); 13 (Limitation of Liability); and 14 (Compliance with Law).

Sony shall not use the Development Code for any purpose other than for Sony’s development of the Deliverables under the Statement of Work. This Agreement does not grant Sony any right to commercially distribute the Development Code, or any Derivative Works or discrete modifications thereto, including without limitation the Deliverables. It is understood, however, that Sony will receive commercial distribution rights under the License Agreement upon Golden Master Release of Co-Developed OS Software.

2.2 Exchange of Information. The parties shall allow personnel of the other party to visit and meet with its project management team at its place of business at reasonable times with at least five (5) business days prior written notice to discuss and inspect the status of the Project. Each party shall keep the other informed of any matters likely to materially delay, and promptly give the other written notice of any delay or expected delay in, completing any Milestone

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as to which the Statement of Work identifies such party as responsible. In addition, appropriate personnel of the parties will meet at least weekly during the course of the Project to review the status of the Project.

2.3 Acceptance. Upon Sony’s completion and delivery to PalmSource of each Deliverables, PalmSource shall inspect such Deliverables to determine whether it conforms to the requirements hereof, including conformance to the specifications set forth in the Statement of Work attached hereto and any test criteria and/or compatibility requirements applicable to the Deliverables (collectively, the “Development Test Criteria”). PalmSource will provide a specific written response to Sony indicating whether the Deliverables meet the Development Test Criteria within a reasonable timeframe. Any acceptance by PalmSource shall be provided to Sony only in a form substantially similar to the “Acceptance Certificate” set forth in the Statement of Work. In the event PalmSource rejects any Deliverables, Sony shall correct, and promptly redeliver any rejected Deliverables to PalmSource within a reasonable timeframe for retesting pursuant to this Section 2.3. This process will continue until each Deliverable has been accepted by PalmSource. Once the Deliverables making up a Milestones have been accepted, such Milestone shall be deemed completed.

2.4 Release of Palm OS. PalmSource retains sole discretion over the release of any version of the Palm OS. PalmSource shall have the right, but not the obligation, to implement all or any part of the Deliverables in any version or release of the Palm OS or any other PalmSource products.

3. PROPRIETARY RIGHTS.

3.1 Ownership; License.

3.1.1 Ownership. Section 9 (Proprietary Rights) of the License Agreement is incorporated herein by reference. All Deliverables shall be deemed to be OS Developments owned by PalmSource under Section 9.5 of the License Agreement, and shall be subject to the provisions of Section 9 (Proprietary Rights) of the License Agreement, including without limitation Sections 9.6 (Further Assurances) and 9.10 (Indemnification) of the License Agreement. As set forth in Section 9.9 (Licensee Related Works) of the License Agreement, Sony shall not include any Licensee Related Works in any Deliverables without the prior written consent of PalmSource. As set forth in Section 9 (Proprietary Rights) of the License Agreement, Sony will retain its ownership of Licensee Add-On Modules and Licensee Replacement Fragments which are not part of the Deliverables under this Agreement.

3.1.2 License. Sony hereby grants to PalmSource a perpetual, irrevocable, nonterminable, paid-up, royalty-free, worldwide right and license for PalmSource to use, make and have made, modify, prepare and have prepared derivative works based on, reproduce, have reproduced, demonstrate, distribute, license, offer for sale, sell and import the Co-Developed OS Software, with the exclusive right to grant licenses to third parties for operating system products based on such Co-Developed OS Software. This Section 3.1.2 shall not be construed as limiting

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PalmSource’s ownership and license rights under Section 3.1.1 of this Agreement or under Section 9 (Proprietary Rights) of the License Agreement.

3.1.3 Nothing in this Agreement shall be construed as amending or modifying Section 9 (Proprietary Rights) of the License Agreement.

3.2 Title; No Conflict. Each party represents and warrants that it has sufficient right, title and interest to enter into this Agreement and to perform its obligations hereunder. Further, each party represents and warrants that it has not granted to any third party any rights which conflict or interfere with or supersede the rights granted to the other party hereunder.

4. CONSIDERATION.

4.1 Fees. No fees shall be due to Sony for the work performed under this Agreement. Each party shall bear all of its own direct and related costs associated with its development activities and personnel under this Agreement.

4.2 Distribution Rights. Sony shall have no license or other rights with respect to any of the Deliverables under this Agreement, except as may be expressly provided under the License Agreement.

5. CONFIDENTIAL INFORMATION.

5.1 Obligations. Each party acknowledges that it will obtain proprietary or confidential information relating to the subject matter of this Agreement from the other party during the course of its performance under this Agreement. Each party shall for a period of five (5) years after initial disclosure, keep in confidence and trust all information and know-how received from the other party which is designated as proprietary or confidential (“Confidential Information”) (except for Palm Source Code, which shall be kept in confidence and trust in perpetuity), and will make no use of any Confidential Information except under the terms and during the existence of this Agreement. Neither party shall, without the prior written consent of the other, disclose any Confidential Information to anyone but its officers, employees and consultants who have entered into confidentiality agreements sufficient to prohibit further unauthorized use or disclosure by such persons of the Confidential Information. Notwithstanding the foregoing, the Deliverables and Co-Developed OS Software shall be deemed to be the Confidential Information of PalmSource, and PalmSource’s use and disclosure thereof shall not be restricted by this Agreement.

5.2 Exceptions. Information shall not be deemed Confidential Information, and the receiving party shall have no obligation concerning the use or disclosure of any information, which (i) is or becomes publicly known through no fault of the receiving party; (ii) was known to the receiving party at the time of disclosure, which knowledge the receiving party shall have the burden of establishing by clear and convincing evidence; (iii) becomes known to the receiving party from a third party source other than the disclosing party without breach of any agreement between the disclosing party and such party; or (iv) was independently developed by the receiving party without

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the benefit of the Confidential Information received from the disclosing party, which independent development the receiving party shall have the burden of establishing by clear and convincing evidence. Nothing in this Agreement shall prevent the receiving party from disclosing Confidential Information to the extent the receiving party is legally compelled to do so by any governmental, investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the receiving party shall (a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify the disclosing party in writing of the agency’s order or request to disclose; and (c) cooperate fully with the disclosing party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

5.3 Source Code. Notwithstanding the foregoing, all Development Code and other Palm Source Code and Palm Source Code Documentation (including pre-release versions of each of the foregoing) shall remain subject to the confidentiality provisions set forth in the License Agreement, including without limitation Section 2.9(e) of the License Agreement. Notwithstanding any other provision herein or in the License Agreement, upon the termination or expiration of this Agreement or the applicable Project or the final acceptance of all Deliverables, Sony will return all Development Code relating to this Agreement or such terminated Project, and any materials containing the information therein, to PalmSource.

5.4 Disclosure of Agreement. Neither party shall disclose any specific terms of this Agreement. Notwithstanding the foregoing, in the following cases, each party may disclose the specific terms of this Agreement: (i) as may be required by law; (ii) to legal counsel of the parties; (iii) in connection with the requirements of a public offering or other securities filing; (iv) in confidence, to accountants, banks, and financing sources and their advisors who are subject to reasonable confidentiality obligations; (v) in confidence, in connection with the enforcement of this Agreement or exercise of its rights under this Agreement; or (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

6. DOCUMENTATION AND TECHNICAL ASSISTANCE.

Sony and PalmSource shall make available, in accordance with the Statement of Work, all problem determination aids, test suites and software (including test software) and associated documentation (including software design documentation and end user documentation); and all other data, information and documentation in Sony’s possession which the parties mutually agree are reasonably necessary or desirable to facilitate the maintenance and support of the Deliverables and the full exercise of the licenses herein granted.

7. TERM AND TERMINATION.

7.1 Term; Survival. Unless earlier terminated in accordance with its terms, this Agreement shall be effective from the Effective Date until the earlier of (i) the one (1) year anniversary of the Effective Date, or (ii) such time as all of the Milestones set forth in Statement of Work have been completed and accepted by PalmSource in accordance with Section 2.3. The rights

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and obligations of the parties pursuant to Sections 3 (“Proprietary Rights”), 5 (“Confidential Information”), 6 (“Documentation and Technical Assistance”), 7 (“Term and Termination”) and 8 (“Miscellaneous”) of this Agreement shall survive the termination or expiration hereof.

7.2 Termination upon Bankruptcy, etc. This Agreement may be automatically terminated by one party upon:

(a) The filing by or against the other party of a petition for reorganization or liquidation under the United States Bankruptcy Code or corresponding laws or procedures of any applicable jurisdiction; or

(b) The filing by or against the other party of any other proceeding concerning bankruptcy, insolvency, dissolution, cessation of operations, reorganization of indebtedness, or the like. If such proceeding is involuntary and is contested in good faith, this Agreement shall terminate only after the passage of one hundred twenty (120) days without the dismissal of such proceeding; or

(c) The voluntary or involuntary execution upon; the assignment or conveyance to a liquidating agent, trustee, mortgagee or assignee of whatever description; or the marking of any judicial levy against a substantial percentage of the other party’s assets, for the benefit of its creditors; or

(d) The appointment of a receiver, keeper, liquidator or custodian of whatever sort of description, for all or a substantial portion of the other party’s assets; or

(e) The termination, dissolution, insolvency or failure in business of the other party, the distribution of a substantial portion of its assets, or its cessation to continue all or substantially all of its business affairs.

7.3 Termination upon Default. A party will have the right to terminate this Agreement for default by the other party in the performance of any substantial obligation or a continuing material breach of this Agreement where such default or breach remains uncorrected for a period of fifteen (15) days after written notice thereof to the defaulting party. The foregoing right of termination shall be cumulative with any other right or remedy of a party for default or breach by the other party.

7.4 Termination by PalmSource. In the event this Agreement is terminated by PalmSource prior to acceptance of the last Deliverable by PalmSource, then Sony shall provide PalmSource with the Deliverables and a full set of the materials described in Section 6 (“Documentation and Technical Assistance”) above (or, to the extent that any of such materials are incomplete, provide PalmSource with the best existing versions thereof). In addition to the foregoing, PalmSource shall be entitled to pursue any other rights or remedies available to it in law or equity.

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7.5 Obligations upon Termination. Upon termination of this Agreement, each party shall, within ten (10) days, deliver to the other (a) all Confidential Information received from the other, except that PalmSource may retain all information owned by or licensed to PalmSource pursuant to Section 3 (“Proprietary Rights”), Section 6 (“Documentation and Technical Assistance”) and Section 7 (“Term and Termination”), and (b) a certificate certifying that, through its best efforts, the receiving party has destroyed the Confidential Information and all copies thereof in its possession or control.

8. MISCELLANEOUS.

8.1 Independent Contractor. PalmSource and Sony are and at all times shall be and remain independent contractors as to each other, and at no time shall either be deemed to be the agent of the other, and no joint venture, partnership, agency or other relationship shall be created or implied hereby or here from. Except as is expressly set forth herein, each party shall bear full and sole responsibility for its own expenses, liabilities, costs of operation and the like.

8.2 Assignment. The parties shall not assign their rights or delegate their duties under this Agreement whether voluntarily, by operation of law, or otherwise without the other party’s prior written consent, and any attempt to do so without such consent will be void; provided, however, that PalmSource shall have the right to assign this Agreement without such consent in connection with a transfer of all or substantially all of its business or assets related to the Palm OS, whether by sale of stock or assets, merger, operation of law or otherwise. In the event of such an assignment by PalmSource, Sony and the assignee shall hold good faith discussions for a period of thirty (30) days after the assignment to determine whether to continue this Agreement. If Sony and the assignee do not mutually agree in writing to continue this Agreement during such thirty (30) day period, then this Agreement shall terminate; provided, however, that Sony and the assignee shall each retain its surviving rights and obligations as set forth in Section 7.1 above. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

8.3 Notices. All notices and requests, required or authorized by this Agreement shall be given in writing and shall be deemed to have been received upon dispatch when sent (i) by facsimile with confirmation of transmission, (ii) by personal same day delivery or (iii) by commercial overnight carrier with written verification of receipt, to the other party at the address or facsimile number(s) designated below. Either party may change its address or facsimile number by written notice to the other party.

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Notices to PalmSource shall be addressed as follows:

PalmSource, Inc.

[**]

with a copy to the attention of:

General Counsel

Legal Department

[**]

Notices to Sony shall be addressed as follows:

Sony Corporation

[**]

with a copy to the attention of:

Business Development Section,

MNC Business Strategy Department

[**]

8.4 Non-Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

8.5 Severability. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement and further agree to substitute for such invalid or unenforceable provision a valid and enforceable provision of similar economic effect.

8.6 Section Headings. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation.

8.7 Attorneys’ Fees. If any dispute arises between Sony and PalmSource with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees and out-of-pocket costs (including, without limitation, expert witness fees) incurred in connection with such proceeding, in addition to any other relief it may be awarded.

[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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8.8 Controlling Law. This Agreement shall be governed in all respects by the laws of the United States and the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. The parties agree that the Superior Court of the State of California for Santa Clara County and/or the United States District Court for the Northern District of California and the corresponding appellate courts shall have exclusive jurisdiction and venue over all controversies in connection herewith and any decree or order rendered by such a court of last resort or such a court of lower jurisdiction from which no appeal has been taken shall be final and binding upon both parties.

8.9 Entire Agreement. This Agreement, together with the License Agreement and all attachments hereto and thereto, contains the entire understanding and agreement of the parties with respect to the matters contained herein and therein and supersedes any prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such matters; provided, however, that (i) the License Agreement (including Amendments Nos. 1-6) and (ii) the Business Collaboration Agreement shall remain in full force and effect. This Agreement may not be modified or amended except by a writing signed by an authorized representative of each of the parties.

8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11 Publicity. Except as otherwise permitted in Section 5,4, neither party shall, without the other party’s prior written approval make any public announcement or disclosure as to the existence of or matters set forth in this Agreement. Prior to making any such public announcement or disclosure as to the existence of or matters set forth in this Agreement, the party will notify the other panty of its plan, press release and other related materials for prior consultation of such other party. Notwithstanding the foregoing or anything to the contrary in this Agreement, PalmSource shall not be restricted with respect to any publicity, marketing or announcements only regarding its current and future products (including, without limitation, those co-developed hereunder) and related business plans and activities.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written in duplicate, each copy being deemed an original.

SONY CORPORATION		PALMSOURCE, INC.

By:	/s/ KOICHI TANAKA	By:	/s/ AL WOOD
	Signature		Signature

KOICHI TANAKA		AL WOOD
Typed or Printed Name		Typed or Printed Name

General Manager, MNC R&D Department		CFO
Title		Title

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Attachment 1

Statement of Work

The Co-Developed OS Software relating to the initial Project is a New Version of the Palm OS currently known as “[**].” The initial Project will involve development and testing of mutually agreed Deliverables for potential inclusion in [**], currently expected to include but not limited to the following components: [**].

The discussions and evaluations between the parties regarding the above identified components will be considered to be part of the initial Project. It is understood, however, that the parties will establish a more definitive Statement of Work based on these discussions and evaluations which, upon mutual written agreement, will be attached hereto. The definitive Statement of Work is expected to include, among other things:

1. Identification of the Deliverables to be developed (i.e., software and related materials relating to the components described above).

2. Identification of Development Code to be provided to Sony for the Project and Deliverables for which such Development Code may be used.

3. The team leaders and members of the development team for each Deliverable.

4. The tasks and responsibilities of each party, including associated milestones and Deliverables.

5. The Project milestone schedule, which will be consistent with PalmSource’s overall schedules for [**].

[**] Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.